Exhibit 99.1

TETRA TECHNOLOGIES, INC. REPORTS STRONG SECOND-QUARTER 2026 RESULTS

SPRING, Texas, August 3, 2026 / PR Newswire / - TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE:TTI) announced financial results for the three and six months ended June 30, 2026.

Second-Quarter 2026 Financial Highlights
•Revenues of $185.7 million
•Income from continuing operations of $10.2 million, inclusive of $1.1 million of unusual charges
•Adjusted EBITDA of $31.9 million
•Net Income per share from continuing operations of $0.07, adjusted net income per share of $0.08
•Launched TETRA Neptune Z-Lite, awarded a three-well Gulf of America Deepwater Project
•Raised $108 million of net proceeds related to the equity offering
•Board of Directors approved final investment decision (“FID”) for the Arkansas Bromine Project

Brady Murphy, TETRA's President and Chief Executive Officer, stated, "We delivered one of our strongest second-quarter and first-half financial performances in the past decade, reflecting the strength of our base business and our ability to grow in deepwater and international markets. Internationally and globally offshore, our revenues for the second-quarter and first six months of the year were a ten-year high, with our first-half 2026 international revenue 24% higher than any first six months over the past decade. Second-quarter consolidated revenue of $186 million increased 19% sequentially and 7% year over year. Income from continuing operations was $10.2 million for the quarter. Adjusted EBITDA for the quarter increased 24% sequentially to $31.9 million. Our performance also benefited from growing demand for the proprietary zinc-bromide electrolyte solution manufactured at our facility, reflecting expanding market interest in long-duration energy storage applications.

During the quarter, we achieved several key milestones supporting our ONE TETRA 2030 objectives. Our Arkansas bromine production facility (the “Arkansas Bromine Project”) is central to our strategy. Following Board approval of the final investment decision and receipt of $108 million in net proceeds from our equity offering, we are well positioned to complete the project in the fourth quarter of 2027 and begin start-up in early 2028. The project will support growth in deepwater and electrolyte markets well beyond 2030.

We also expanded our patented TETRA Neptune completion fluid offering with the introduction of TETRA Neptune Z-Lite ("Z-Lite"), a high-value deepwater completion fluid that leverages our TETRA Neptune chemistry to achieve higher densities while significantly reducing zinc content. We were especially pleased to be awarded a Beacon Offshore Energy contract to deploy TETRA Neptune Z-Lite in a three-well, 20,000 psi Gulf of America program. As deepwater offshore exploration and development activities continue to shift toward higher-pressure reservoirs, this is creating additional opportunities for our high-value completion fluids, such as TETRA Neptune.

We continue to advance our patented TETRA Oasis Total Desalination Solution (TETRA “Oasis”), supported by the industry's growing need to reduce produced-water disposal volumes and mitigate potential constraints on future crude oil production. Recent third-party data and customer discussions reinforce the urgency of addressing disposal limitations, which remains the foundation of our target to desalinate 500,000 barrels of produced water per day by 2030. Since our September 2025 Investor Day, market interest has expanded beyond disposal-volume reduction to include data centers targeting West Texas, shifting customer priorities toward the larger water requirements of that market. Recent discussions with hyperscalers lead us to believe that water-cooled data centers can operate at costs approximately 30% below those of conventional air-cooled facilities, a difference that is becoming increasingly important as computing density rises.

At the same time, our water midstream and E&P customers are evaluating how to move from smaller-scale pilot projects to large-scale desalination plants. We are pleased to be part of these discussions, and during the quarter we completed additional engineering work on a 100,000-barrel-per-day plant design. We are encouraged by the economies of scale as we move from a 25,000 bbl/d plant to a 100,000 bbl/d plant, with estimated capex and opex savings of up to 23% and 24%, respectively. The ability of TETRA Oasis to deliver improving project economics as the size and scope of our larger desalination plant design has been a key competitive advantage noted in our numerous commercial engagements with our customers. We also strengthened our intellectual property position, receiving Notices of Allowance that expand the scope of our Oasis patent portfolio to include a broad range of pre-treatment technologies critical to long-term membrane performance.

While permitting activities and customer diligence processes continue at a measured pace, we are making meaningful engineering and commercial progress. The ability and opportunity to convert a waste stream into a valuable resource to enable industrial and agricultural growth is very motivating and incredibly exciting for all of our employees.

Outlook

The business outlook for our deepwater and international activity remains strong, and the U.S. is showing signs of improvement. As announced, we have been awarded the three-well TETRA Neptune Z-lite project in the Gulf of America for Completion Fluids and Products, which we believe will start in 2026. Overall, we expect our base business to perform in line with market expectations, while recognizing that broader global market volatility may remain and that the timing of Neptune pipeline jobs could meaningfully impact our second half 2026 results.

Beyond 2026, we see multiple drivers supporting continued growth, including increased deepwater completion activity as customers work through a drilling-intensive cycle, further expansion of our long-duration energy storage electrolyte business, and the commercialization of our TETRA Oasis. A growing pipeline of Neptune projects, expanding data center and power infrastructure development in West Texas, along with the startup of the Arkansas Bromine facility, position TETRA to accelerate progress toward its ONE TETRA 2030 objectives.

Second-Quarter Financial Highlights

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
	(in thousands, except per share amounts)
Revenue	$185,657	$156,253	$173,872
Income from continuing operations	$10,237	$8,319	$11,305
Net income (loss)	$10,237	$8,319	$11,305
Adjusted EBITDA(1)	$31,866	$25,609	$36,178
Net income (loss) per share from continuing operations	$0.07	$0.06	$0.08
Adjusted net income per share from continuing operations(2)	$0.08	$0.06	$0.09
Net cash (used in) provided by operating activities	$34,387	$(11,856)	$48,333
Total Adjusted free cash flow(3)	$9,932	$(31,914)	$26,492
(1)     Adjusted EBITDA is a non-GAAP financial measure. See Schedule E for an explanation of how we calculate Adjusted EBITDA and reconciliation to net (loss) income from continuing operations before taxes.
(2)    Adjusted net income per share from continuing operations is a non-GAAP financial measure. See Schedule D for an explanation of how we calculate Adjusted net income per share from continuing operations and a reconciliation to net (loss) income from continuing operations before taxes.
(3)    For the three months ended June 30, 2026, March 31, 2026 and June 30, 2025, total Adjusted free cash flow includes $10.9 million, $6.6 million and $10.9 million of net payments from our participating interest owner, respectively, for the Arkansas bromine and lithium projects, excluding capitalized interest. See Schedule G for an explanation of how we calculate Adjusted free cash flow and a reconciliation to net cash (used in) provided by operating activities.

Completion Fluids & Products
•Revenue of $113.1 million
•Net income before taxes of $27.2 million
•Adjusted EBITDA of $29.9 million
•Adjusted EBITDA margins of 26.4%

Completion Fluids & Products revenue rose 23% sequentially and 3% year over year, delivering the highest first-half revenue in ten years. Sequential growth was driven by completion fluid spot-sales in the ESSA (Europe Sub-Sahara Africa) region. Chemicals also set a first-half revenue record, driven by seasonal demand in Europe and increased sales of electrolytes. Calcium Chloride revenues set another record in the second quarter and continue to grow at a rate exceeding GDP, driven by sustained demand across diverse end markets and emerging opportunities associated with domestic semiconductor manufacturing.

Water & Flowback Services
•Revenue of $72.5 million
•Net income before taxes of $3.2 million
•Adjusted EBITDA of $10.8 million
•Adjusted EBITDA margins of 14.8%

Water & Flowback Services revenue increased 12% sequentially and 13% year over year, with every international region delivering ten-year-high second-quarter revenue except the Middle East. Results were led by record second-quarter Argentina revenue, driven by the ramp-up of early production facility projects in the Vaca Muerta basin. In addition, our patented SandStorm technology is making inroads in new markets. Our business continued to materially outpace the year-over-year decline in U.S. frac activity, leaving us well positioned to capture incremental upside from any recovery.

Balance Sheet and Cash Flow

In June, the Company issued approximately 12.4 million shares of common stock at a price of $9.25, resulting in net proceeds of $108.2 million. As of June 30, 2026, cash and cash equivalents were $154.6 million and total debt was $183.3 million. Net debt was $28.7 million and our net leverage ratio (Net Debt/TTM Debt Covenant Adjusted EBITDA) was 0.4 times.

During the second quarter of 2026, cash provided by operating activities was $34.4 million, total Adjusted free cash flow was $9.9 million and base business Adjusted free cash flow was $22.8 million. Total capital expenditures were $23.3 million, including $10.9 million associated with the Arkansas project and $2.0 million of capitalized interest.

Tracking Progress to ONE TETRA 2030

On May 28, 2026, TETRA’s Board of Directors approved the FID for the development of the Company’s Arkansas Bromine Project, marking a key milestone in TETRA’s growth strategy. Proceeds from our recently completed equity offering will be used to fund a portion of the anticipated completion costs with the balance of such costs to be funded by cash from operations, borrowings under our credit facilities or alternative sources of capital. The facility is expected to be operational by the end of 2027, with first production anticipated in early 2028. This project will support growth in deepwater and electrolyte markets well beyond 2030. Additional updates on our progress relative to our 2030 targets are as follows:

Energy Services

We believe that the deepwater market growth is stronger now than our initial 2030 outlook. Geopolitical turmoil in the Middle East has made offshore oil production the most energy-secure barrel, with production economics below $50/bbl in most regions. According to Wood Mackenzie, investment in deepwater projects is expected to reach $111 billion this year, the highest since 2022. Deepwater rig activity is on the rise, and subsea tree installations, a key leading indicator of our completion fluids business, are expected to increase through the end of the decade. This supports continued confidence in the medium-term outlook for high-value deepwater completion fluids, especially where projects require specialized fluids for complex offshore wells.

As deepwater offshore exploration activity accelerates, we expect high-pressure, high-temperature (“HPHT”) reservoirs to drive growing demand for our suite of higher-margin completion fluids, including TETRA Neptune and TETRA Neptune Z-Lite. Our Neptune portfolio expansion with TETRA Neptune Z-lite gives us the opportunity to further increase our deepwater market share, and the bromine plant will enable stronger margins through a vertically integrated supply chain. Against this backdrop, we believe TETRA is well positioned to support increasingly complex deepwater completion programs with differentiated fluids technology and a reliable supply.

In addition, our Flowback business is on track to grow significantly in 2026 and to more than double 2025 revenues in Argentina. Our patented TETRA SandStorm technology is being adopted as a standard across many markets. Overall, we believe we are on track to meet or exceed our 2030 targets for Energy Services.

Specialty Chemicals and Minerals

Calcium Chloride revenues set another record in the second quarter and continue to grow at a rate exceeding GDP. New markets for U.S. semiconductor chip manufacturing are also driving incremental revenue opportunities. Eos continues to ramp its manufacturing capacity and has set a year-end goal of 4 GWh of capacity before the end of 2026. This would represent a step change in electrolyte and PureFlow volumes in 2027 and beyond.

TETRA's 40,000-acre mineral position in Southwest Arkansas provides significant exposure to lithium and magnesium, two critical minerals benefiting from improving market fundamentals and growing U.S. supply-chain priorities. Our portfolio includes lithium royalty rights on approximately 35,000 acres held by Smackover Lithium, a 65% ownership interest in an estimated 585,000 tons of lithium carbonate equivalent ("LCE"), and more than two million tons of measured and indicated magnesium resources. We did not assume any lithium contribution in our 2030 financial targets, however, favorable pricing, geopolitical, and supply-chain dynamics, along with synergies associated with the bromine plant, may create opportunities to accelerate the monetization of our critical minerals platform.

Water Treatment and Desalination

TETRA Oasis continues to gain commercial momentum, supported by growing engagement with hyperscalers, water midstream companies, and E&P operators. As AI-driven data center and power infrastructure development accelerates across West Texas, customers increasingly recognize the economic advantages of water-cooled infrastructure, which can reduce cooling costs by up to 30% compared with conventional air-cooled systems. Combined with tightening produced water disposal constraints and the industry's focus on beneficial reuse, we believe these trends are expanding the market opportunity for large-scale desalination solutions and reinforcing the long-term growth potential of TETRA Oasis.

Financial Statements, Schedules and Non-GAAP Reconciliation Schedules (Unaudited)
Schedule A:     Consolidated Income Statement
Schedule B:     Condensed Consolidated Balance Sheet
Schedule C:     Consolidated Statements of Cash Flows
Schedule D:     Non-GAAP Reconciliation of Adjusted Net Income
Schedule E:     Non-GAAP Reconciliation of Adjusted EBIT and Adjusted EBITDA
Schedule F:     Unusual Charges and Credits
Schedule G:    Non-GAAP Reconciliation to Adjusted Free Cash Flow and Base Business Adjusted Free Cash Flow
Schedule H:     Non-GAAP Reconciliation of Net Debt
Schedule I:     Non-GAAP Reconciliation to Net Leverage Ratio

Non-GAAP Financial Measures

In addition to financial results determined in accordance with U.S. GAAP, this press release includes the following non-GAAP financial measures for the Company: Adjusted net income, Adjusted net income per share, consolidated and segment Adjusted EBIT and Adjusted EBITDA, segment Adjusted EBITDA as a percent of revenue (“Adjusted EBITDA margin”), total Adjusted free cash flow, base business Adjusted free cash flow, net debt, and net leverage ratio. Schedules D through I provide reconciliations of these non-GAAP financial measures to their most directly comparable U.S. GAAP measures. Such non-GAAP measures adjust for unusual credits, which are further explained in this press release. The non-GAAP financial measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with U.S. GAAP, as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

Schedule A: Consolidated Income Statement (Unaudited)

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
	(in thousands, except per share amounts)
Revenues	$185,657	$156,253	$173,872

Cost of product sales and services	130,343	108,852	116,346
Depreciation, amortization and accretion	9,600	9,176	9,189
Impairments and other charges	—	—	93
Total cost of revenues	139,943	118,028	125,628
Gross profit	45,714	38,225	48,244
General and administrative expense	25,584	25,409	25,259
Operating income	20,130	12,816	22,985
Interest expense, net	3,267	3,237	4,194
Other expense (income), net	1,009	(2,011)	(645)
Income from continuing operations before taxes	15,854	11,590	19,436
Income tax expense	5,617	3,271	8,131
Net income attributable to TETRA stockholders	$10,237	$8,319	$11,305

Basic per share information:
Net income attributable to TETRA stockholders	$0.07	$0.06	$0.08
Weighted average shares outstanding	138,997	134,500	133,152

Diluted per share information:
Net income attributable to TETRA stockholders	$0.07	$0.06	$0.08
Weighted average shares outstanding	140,619	137,315	133,422

Schedule B: Condensed Consolidated Balance Sheet (Unaudited)

	June 30, 2026	December 31, 2025
	(in thousands)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$154,583	$72,628
Restricted cash	50	52
Trade accounts receivable, net	114,367	99,578
Inventories	117,057	115,726
Prepaid expenses and other current assets	24,917	28,694
Total current assets	410,974	316,678
Property, plant and equipment, net	230,174	194,197
Deferred tax assets, net	86,738	87,322
Operating lease right-of-use assets	34,123	36,999
Patents, trademarks and other intangible assets, net	19,737	21,463
Investments	11,090	11,827
Other assets	7,278	7,275
Total long-term assets	389,140	359,083
Total assets	$800,114	$675,761

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$55,002	$54,517
Current portion of long-term debt	8,125	4,750
Compensation and employee benefits	20,668	28,934
Operating lease liabilities, current portion	11,880	11,326
Accrued taxes	14,629	15,001
Accrued liabilities and other	49,615	39,325
Current liabilities associated with discontinued operations	7,360	7,360
Total current liabilities	167,279	161,213
Long-term debt, net	175,190	176,607
Operating lease liabilities	28,640	32,664
Asset retirement obligations	15,825	15,526
Deferred income taxes	2,677	2,498
Other liabilities	3,976	4,766
Total long-term liabilities	226,308	232,061
Commitments and contingencies
TETRA stockholders’ equity	407,795	283,755
Noncontrolling interests	(1,268)	(1,268)
Total equity	406,527	282,487
Total liabilities and equity	$800,114	$675,761

During the preparation of the financial statements for the period ended March 31, 2026, we identified an immaterial error which understated the current portion of long-term debt and overstated long-term debt by $4.8 million as of December 31, 2025. Balances as of December 31, 2025 have been revised to reflect $4.8 million of long-term debt as current, with an offsetting reduction in long-term debt.

Schedule C: Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
	(in thousands)
Operating activities:
Net income	$10,237	$8,319	$11,305
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization and accretion	9,600	9,176	9,189
Impairments and other charges	—	—	93
Loss (gain) on investments	165	(662)	299
Deferred income tax (benefit) expense	(9)	1,102	3,142
Equity-based compensation expense	1,924	1,778	1,747
Provision for (recovery of) credit losses	91	(23)	(32)
Amortization and expense of financing costs	607	570	484
Gain on sale of assets	(129)	(127)	(23)
Other non-cash credits	(171)	(1)	(230)
Changes in operating assets and liabilities:
Accounts receivable	1,550	(17,375)	11,089
Inventories	3,092	(3,906)	574
Prepaid expenses and other current assets	957	2,789	(1,496)
Trade accounts payable and accrued expenses	6,957	(13,300)	11,033
Other	(484)	(196)	1,159
Net cash provided by (used in) operating activities	34,387	(11,856)	48,333
Investing activities:
Purchases of property, plant and equipment, net	(23,315)	(19,019)	(19,487)
Proceeds from sale of property, plant and equipment	132	127	65
Other investing activities	(264)	164	(198)
Net cash used in investing activities	(23,447)	(18,728)	(19,620)
Financing activities:
Proceeds from credit agreements and long-term debt	1,163	105	98
Public offerings proceeds, net of offering costs	108,397	—	—
Principal payments on credit agreements and long-term debt	(163)	(105)	(98)
Payments on financing lease obligations	(1,272)	(1,166)	(1,139)
Taxes paid upon vesting of equity-based compensation	(510)	(5,928)	(76)
Proceeds/cash settlements from common stock and exercised stock options	861	371	—
Other financing activities	—	—	(1,280)
Net cash provided by (used in) financing activities	108,476	(6,723)	(2,495)
Effect of exchange rate changes on cash	(307)	151	1,533
Increase (decrease) in cash and cash equivalents	119,109	(37,156)	27,751
Cash, cash equivalents and restricted cash at beginning of period	35,524	72,680	41,050
Cash, cash equivalents and restricted cash at end of period	$154,633	$35,524	$68,801

Supplemental cash flow information:
Interest paid(1)	$2,516	$2,737	$4,287
Income taxes paid	$4,250	$7,337	$2,829
Accrued capital expenditures at end of period	$19,320	$7,020	$4,050
Offering costs incurred but unpaid as of period end	$233	$—	$—
(1) Interest paid is net of $2.0 million, $1.8 million and $1.0 million of capitalized interest for the three months ended June 30, 2026, March 31, 2026, and June 30, 2025, respectively.

Schedule D: Non-GAAP Reconciliation of Adjusted Net Income (Loss) (Unaudited)

The following table presents the reconciliation of adjusted net income to the most directly comparable GAAP measure, income from continuing operations before taxes for the periods indicated:

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
	(in thousands, except per share amounts)

Income from continuing operations before taxes	$15,854	$11,590	$19,436
Income tax expense	5,617	3,271	8,131
Income from continuing operations	10,237	8,319	11,305
Impairments and other charges	—	—	93
Transaction, restructuring and other expenses	1,056	490	1,242
Former CEO stock appreciation right credit	—	—	(22)
Adjusted net income	$11,293	$8,809	$12,618

Diluted per share information
Net income attributable to TETRA stockholders	$0.07	$0.06	$0.08
Adjusted net income per share	$0.08	$0.06	$0.09
Diluted weighted average shares outstanding	140,619	137,315	133,422

Adjusted net income is defined as the Company’s income (loss) before noncontrolling interests and discontinued operations, excluding unusual tax provision, unusual foreign exchange losses and certain special or other charges (or credits), and including noncontrolling interest attributable to continued operations. Adjusted net income is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

Adjusted net income per share is defined as the Company’s diluted net income per share attributable to TETRA stockholders excluding certain special or other charges (or credits). Adjusted net income per share is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

Schedule E: Non-GAAP Reconciliation of Adjusted EBIT and Adjusted EBITDA (Unaudited)
Consolidated

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
	(in thousands, except percents)
Revenues	$185,657	$156,253	$173,872
Income (loss) from continuing operations before taxes	15,854	11,590	19,436
Impairments and other charges	—	—	93
Former CEO stock appreciation right expense (credit)	—	—	(22)
Transaction, restructuring and other expenses	1,056	490	1,242
Interest (income) expense, net	3,267	3,237	4,194
Investment (income) losses	165	(662)	299
Adjusted EBIT	20,342	14,655	25,242
Depreciation, amortization and accretion	9,600	9,176	9,189
Equity-based compensation expense	1,924	1,778	1,747
Adjusted EBITDA	$31,866	$25,609	$36,178

Adjusted EBITDA as a % of revenue	17.2%	16.4%	20.8%
Completion Fluids & Products

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
	(in thousands, except percents)
Revenues	$113,110	$91,721	$109,445
Income (loss) from continuing operations before taxes	27,186	24,299	38,133
Transaction, restructuring and other expenses	450	—	69
Interest (income) expense, net	(103)	(157)	(302)
Investment (income) losses	165	(662)	299
Adjusted EBIT	27,698	23,480	38,199
Depreciation, amortization and accretion	2,205	2,231	2,214
Adjusted EBITDA	$29,903	$25,711	$40,413

Adjusted EBITDA as a % of revenue	26.4%	28.0%	36.9%
Water & Flowback Services

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
	(in thousands, except percents)
Revenues	$72,547	$64,532	$64,427
Income (loss) from continuing operations before taxes	3,205	2,060	(1,271)
Impairments and other charges	—	—	93
Transaction, restructuring and other expenses	—	76	685
Interest (income) expense, net	247	89	13
Adjusted EBIT	3,452	2,225	(480)
Depreciation, amortization and accretion	7,319	6,866	6,881
Adjusted EBITDA	$10,771	$9,091	$6,401

Adjusted EBITDA as a % of revenue	14.8%	14.1%	9.9%

Corporate

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
	(in thousands, except percents)
Income (loss) from continuing operations before taxes	(14,537)	(14,769)	(17,426)
Former CEO stock appreciation right expense (credit)	—	—	(22)
Transaction, restructuring and other expenses	606	414	488
Interest (income) expense, net	3,123	3,305	4,483
Adjusted EBIT	(10,808)	(11,050)	(12,477)
Depreciation, amortization and accretion	76	79	94
Equity-based compensation expense	1,924	1,778	1,747
Adjusted EBITDA	$(8,808)	$(9,193)	$(10,636)

Effective with the earnings release for the three months ended March 31, 2026, we revised our definitions of Adjusted EBIT and Adjusted EBITDA to exclude investment (income) losses. Prior period Adjusted EBITDA amounts have been recast to reflect these revised definitions for all periods presented. We changed the definitions of Adjusted EBIT and Adjusted EBITDA because management believes that investment (income) losses are not reflective of the underlying operating performance of our core business. Investment (income) losses consist of realized and unrealized gains and losses on equity and debt securities of other companies, including our investment in Standard Lithium, and investments in common units and preferred units issued by two privately-held companies as well as the option to convert a convertible note issued by a privately-held company into equity interests. Investment (income) losses are recorded in other income (expense), net in our consolidated statements of operations. The magnitude and timing of investment (income) losses are driven by factors external to our core operations that management cannot control and does not consider when evaluating or managing day-to-day business performance. Accordingly, management believes the revised definitions of Adjusted EBIT and Adjusted EBITDA provide more meaningful measures of our operating performance and improve period-over-period comparability. The revisions to the Adjusted EBIT and Adjusted EBITDA definitions apply symmetrically to both investment income and investment losses, and we will apply this definition consistently in future periods.

Adjusted EBIT is now defined as net income (loss) from continuing operations before taxes, interest (income) expense, net, investment (income) losses, impairments and certain non-cash charges, and unusual adjustments.

Adjusted EBITDA is now defined as net income (loss) from continuing operations before taxes, excluding impairments, certain special, unusual or other charges (or credits), including loss on debt extinguishment, interest (income) expense, net, investment (income) losses, depreciation and amortization and certain non-cash items such as equity-based compensation expense. The most directly comparable GAAP financial measure is net income (loss) from continuing operations before taxes. Equity-based compensation expense represents compensation that has been or will be paid in equity and is excluded from Adjusted EBITDA because it is a non-cash item.

Adjusted EBITDA is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations and without regard to financing methods, capital structure or historical cost basis, and to assess the Company’s ability to incur and service debt and fund capital expenditures.

Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenues. A reconciliation of Adjusted EBITDA margin to the most directly comparable GAAP measures for future periods is not available without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy activity levels and product mix, which significantly impact revenues. Such items are not currently determinable with reasonable accuracy and may be material to the Company’s actual results determined in accordance with GAAP.

Schedule F: Unusual Charges and Credits (Unaudited)

Unusual charges and expenses, net of credits were $1.1 million for the quarter ended June 30, 2026, which are reflected in Schedules D, E, and I, and include $0.6 million of legal fees related to a former subsidiary and $0.5 million of other expenses and charges. Management believes that the exclusion of the special charges and credits from the historical results of operations enables management to evaluate more effectively the Company’s operations over the prior periods and to identify operating trends that could be obscured by the excluded items. See Schedules D, E and I for additional information.

Schedule G: Non-GAAP Reconciliation to Total Adjusted Free Cash Flow and
Base Business Adjusted Free Cash Flow (Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
	(in thousands)
Net cash (used in) provided by operating activities	$34,387	$(11,856)	$48,333	$22,531	$52,268
Capital expenditures, net of proceeds from asset sales	(23,183)	(18,892)	(19,422)	(42,075)	(37,196)
Payments on financing lease obligations	(1,272)	(1,166)	(1,139)	(2,438)	(2,070)
Payments on seller financed purchases	—	—	(1,280)	—	(1,280)
Cash received from sale of investments	—	—	—	—	19,011
Total Adjusted Free Cash Flow	$9,932	$(31,914)	$26,492	$(21,982)	$30,733

Total Adjusted Free Cash Flow	$9,932	$(31,914)	$26,492	$(21,982)	$30,733
Less Investments in Arkansas	(10,857)	(6,608)	(10,861)	(17,465)	(22,029)
Capitalized interest	(2,046)	(1,832)	(1,044)	(3,878)	(1,809)
Base Business Adjusted Free Cash Flow	$22,835	$(23,474)	$38,397	$(639)	$54,571
Total Adjusted free cash flow is defined as cash from operations, less capital expenditures net of asset sales, less payments on financing lease obligations plus cash distributions to the Company from investments and proceeds from sales of investments. Total Adjusted free cash flow does not necessarily imply residual cash flow available for discretionary expenditures. Base business Adjusted free cash flow is defined as total Adjusted free cash flow excluding TETRA’s investments in the Arkansas project and capitalized interest associated with the Arkansas project. Management uses this supplemental financial measure to assess the Company’s ability to retire debt, evaluate the capacity of the Company to further invest and grow, and to measure the performance of the Company as compared to its peer group.

A reconciliation of Adjusted free cash flow to the most directly comparable GAAP measures for future periods is not available without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation including, among other things, depreciation expense and interest. Such reconciling items are not currently determinable pending finalization of cost estimates and funding structure, and may be material to the Company’s actual results determined in accordance with GAAP.

Schedule H: Non-GAAP Reconciliation of Net Debt (Unaudited)

The following reconciliation of net debt is presented as a supplement to financial results prepared in accordance with GAAP.

	June 30, 2026	December 31, 2025
	(in thousands)
Unrestricted Cash	$154,583	$72,628

Term Credit Agreement	182,315	181,357
Argentina Credit Facilities	1,000	—
Net debt	$28,732	$108,729

Net debt is defined as the carrying value of long-term and short-term debt, minus cash
(excluding restricted cash).

Schedule I: Non-GAAP Reconciliation to Net Leverage Ratio (Unaudited)

	Three Months Ended				Twelve Months Ended
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2026
	(in thousands)
Income (loss) from continuing operations before taxes	$15,854	$11,590	$(6,125)	$8,105	$29,424
Impairments and other charges	—	—	3,551	—	3,551
Former CEO stock appreciation right expense (credit)	—	—	479	98	577
Transaction, restructuring and other expenses	1,056	490	7,485	1,188	10,219
Interest (income) expense, net	3,267	3,237	3,961	4,448	14,913
Investment (income) losses	165	(662)	(1,194)	(1,096)	(2,787)
Depreciation, amortization and accretion	9,600	9,176	9,268	9,491	37,535
Equity-based compensation expense	1,924	1,778	1,779	1,708	7,189
Adjusted EBITDA (Schedule E)	$31,866	$25,609	$19,204	$23,942	$100,621
(Gain) loss on sale of assets	(129)	(127)	(152)	(66)	(474)
Other debt covenant adjustments	282	145	347	177	951
Debt covenant adjusted EBITDA	$32,019	$25,627	$19,399	$24,053	$101,098

					June 30, 2026
					(in thousands, except ratio)
Term credit agreement					$190,000
Argentina credit facilities					1,000
Finance lease obligations					2,922
Letters of credit and guarantees					3,050
Total debt and commitments					196,972
Unrestricted cash					154,583
Debt covenant net debt and commitments					$42,389
Net leverage ratio					0.4

Net leverage ratio is defined as debt excluding financing fees and discount on term loan and including finance lease obligations, other capital purchase liabilities, letters of credit and guarantees, less unrestricted cash, divided by trailing twelve months Adjusted EBITDA as defined in our credit facilities. Adjusted EBITDA for credit facilities consists of Adjusted EBITDA described above, less non-cash (gain) loss on sale of investments, (gain) loss on sales of assets and excluding bank fees and certain special or other charges (or credits).

Conference Call

TETRA will host a conference call to discuss these results on August 4, 2026, at 10:30 a.m. ET. Click here to pre-register for the call or listen via webcast.

Investor Contact

Matt Sanderson, Chief Financial Officer, msanderson@onetetra.com
Kurt Hallead, Treasurer and VP of Investor Relations, khallead@onetetra.com

Media Relations

Giselle Piller, Senior Director of Global Marketing & Communications, gpiller@onetetra.com

Company Overview

TETRA Technologies, Inc. is an energy services and solutions company focused on developing environmentally conscious services and solutions that help make people's lives better. With operations on six continents, the Company's portfolio consists of Energy Services, Industrial Chemicals, and Critical Minerals. In addition to providing products and services to the oil and gas industry and calcium chloride for diverse applications, TETRA is expanding into the low-carbon energy market with chemistry expertise, key mineral acreage, and global infrastructure, helping to meet the demand for sustainable energy in the twenty-first century. Visit the Company's website at www.onetetra.com for more information or connect with us on LinkedIn.
Cautionary Statement Regarding Forward Looking Statements

This news release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “see,” “expectation,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements regarding our ability to achieve our ONE TETRA 2030 objectives with respect to revenue and Adjusted EBITDA as well as other 2030 goals discussed herein. These statements also include statements concerning economic and operating conditions that are outside of our control, including statements concerning the oil and gas industry; potential revenue associated with our electrolyte products and prospective energy storage projects; adoption of our products and technologies by the market, including our TETRA Oasis and the anticipated demand for such technology; our mineral reserves and measured, indicated and inferred mineral resources of lithium, magnesium, and/or bromine, the potential extraction of lithium, bromine, magnesium and other minerals, including potential extraction of those minerals designated as critical minerals, from our Evergreen Unit and other leased acreage, the economic viability thereof, the demand for such resources, the timing and costs of such activities, and the expected revenues, including any royalties, profits and returns from such activities; the timing and success of our bromine production wells and the construction of our bromine processing facility and related engineering activities and estimated costs, revenues and profitability thereof; projections or forecasts concerning the Company's business activities, including the completion of new projects, future results of operations, revenues, profitability, estimated earnings, earnings per share, estimated Adjusted EBITDA margins and statements regarding the Company's beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. With respect to the Company’s disclosures of measured, indicated and inferred mineral resources, including bromine, lithium carbonate equivalent concentrations, magnesium, and other minerals, it is uncertain if all such resources will ever be economically developed. Investors are cautioned that mineral resources do not have demonstrated economic value and further exploration may not result in the estimation of a mineral reserve. Further, there are a number of uncertainties related to processing lithium, which is an inherently difficult process. Therefore, you are cautioned not to assume that all or any part of our resources can be economically or legally commercialized. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to several risks and uncertainties, many of which are beyond the control of the Company. With respect to the Company’s disclosures regarding the joint venture for the Evergreen Unit the future relationship between the parties and the sharing of development costs is uncertain. Investors are cautioned that any such statements are not guarantees of future performance or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to: changes in general economic conditions; opportunity risks, such as mineral extraction, demand therefor, or realizing industrial and other benefits expected from bromine processing; our ability to develop a bromine processing facility and risks inherent in the construction of such facility, including delays, cost overruns, changes in scope, and the ability to obtain local government and regulatory approvals; the accuracy of our resources report or the timing of future updates to our resources report, feasibility study and economic assessment regarding our lithium, bromine, magnesium and other mineral acreage; our ability to obtain any necessary additional capital to finance our development plans, including the construction of our bromine processing plant; equipment supply, equipment defects and/or our ability to timely obtain equipment components; our ability to commercialize new technologies and products such as our TETRA Oasis, including the construction and operation of desalination facilities, which are subject risks inherent in the construction and operation of energy infrastructure facilities such as timeline delays and cost overruns and our ability to execute on increase plant scale; competition from existing or new competitors; risks associated with changes in laws and regulations, or the imposition of economic or trade sanctions affecting international commercial transactions, including legislative, regulatory and policy changes, such as unexpected changes in tariffs, trade barriers, price and exchange controls; and other the factors described in the section titled “Risk Factors” contained in the Company's Annual Reports on Form 10-K, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. Investors should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and the Company undertakes no obligation to update or revise any forward-looking statements, except as may be required by law.